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                                                                       EXHIBIT 5



                                  October 27, 1998


Schuff Steel Company
1841 W. Buchanan Street
Phoenix, Arizona 85009

     RE: SCHUFF STEEL COMPANY 1997 STOCK OPTION PLAN (AMENDED AND RESTATED AS OF
         APRIL 24, 1998)

Ladies and Gentlemen:

         We have acted as counsel to Schuff Steel Company, a Delaware corporation (the "Company"), in connection with its Registration Statement on Form S-8 (the "Registration Statement") filed under the Securities Act of 1933, as amended, relating to the registration of an additional 1,000,000 shares of its Common Stock, $.001 par value (the "Shares"), issuable pursuant to the Company's 1997 Stock Option Plan (Amended and Restated as of April 24, 1998) (the "Plan").

         In that connection, we have examined such documents, corporate records, and other instruments as we have deemed necessary or appropriate for purposes of this opinion, including the Certificate of Incorporation, as amended, and the Bylaws of the Company.

         Based upon the foregoing, we are of the opinion that:

         1. The Company has been duly organized and is validly existing as a corporation under the laws of the State of Delaware.

         2. The Shares, when issued and sold in accordance with the terms of the Plan, will be validly issued, fully paid, and nonassessable.

         We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

                                                       Very truly yours,

                                                       /s/ SNELL & WILMER L.L.P.


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